SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission only (as permitted by rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.  240.14a-11(c) or Rule 14a-12


                         WESLEY JESSEN VISIONCARE, INC.
              ----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           BAUSCH & LOMB INCORPORATED
                     -------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:


      (2)  Aggregate number of securities to which transaction applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of the transaction:


      (5)  Total fee paid:


[ ] Fee paid previously with preliminary material.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:


      (2)  Form, Schedule or Registration Statement No.:


      (3)  Filing Party:


      (4)  Date Filed:

                                PRELIMINARY COPY
                              SUBJECT TO COMPLETION
                                  MAY 19, 2000

                                  -------------

                                 PROXY STATEMENT
                                       OF
                           BAUSCH & LOMB INCORPORATED

                                 --------------

                                INTRODUCTORY NOTE

            This proxy statement relates to the solicitation of proxies by Bausch & Lomb with respect to the Annual Meeting of Shareholders of Wesley Jessen Visioncare, Inc. which is to be held on Friday, June 23, 2000, at 10:00 a.m. (Central time) at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018. At the annual meeting, three nominees of Bausch & Lomb will stand for election to the Wesley Jessen board of directors.

            On April 3, 2000, Bausch & Lomb, through Dylan Acquisition Inc., commenced a tender offer to acquire all outstanding shares of common stock and associated preferred share purchase rights of Wesley Jessen at a purchase price of $34 per share and associated right, net to the seller in cash. On May 9, 2000, Bausch & Lomb improved the price offered in the tender offer to $35.55 per share and associated right, net to the seller in cash. Bausch & Lomb has stated in its May 8, 2000 letter to Wesley Jessen that if, by May 31, 2000, Wesley Jessen has not entered into negotiations with Bausch & Lomb, or if less than a majority of shares have been tendered, Bausch & Lomb intends to let the tender offer expire on that date and no shares will be purchased by Bausch & Lomb. Similarly, if, by May 31, 2000, Wesley Jessen has not entered into negotiations with Bausch & Lomb, or if less than a majority of shares have been tendered, Bausch & Lomb intends to abandon the solicitation of proxies with respect to the Wesley Jessen annual meeting.



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                           [BAUSCH & LOMB LETTERHEAD]

TO THE STOCKHOLDERS OF WESLEY JESSEN VISIONCARE, INC.:

      On April 3, 2000, Bausch & Lomb Incorporated, through Dylan Acquisition Inc., its wholly owned subsidiary, commenced an offer to acquire all outstanding shares of Wesley Jessen VisionCare, Inc. and associated preferred stock purchase rights, at a price of $34 per share (and associated right) in cash. On May 9, 2000, we improved the price offered in the tender offer to $35.55 per share (and associated right) in cash. The purpose of our tender offer is to acquire control of, and the entire equity interest in, Wesley Jessen.

      Our tender offer was commenced because, even though we had indicated to Wesley Jessen in early March that we would offer a substantial premium for the company, on March 20, 2000, without giving us any prior notice, Wesley Jessen announced that it had entered into an agreement to merge with Ocular Sciences, Inc. in a no-premium transaction that is and was economically inferior to our offer. As part of this no-premium agreement, Wesley Jessen agreed to pay Ocular Sciences a $25 million "break-up" fee if Wesley Jessen were to terminate that agreement to accept a superior proposal. In total, Wesley Jessen has taken actions to impose transaction costs on companies seeking to acquire Wesley Jessen, such as us, and thereby deprive Wesley Jessen stockholders of value, of approximately $80 million or about $3.93 per share.

      This proxy statement and the accompanying green proxy card are from Bausch & Lomb. We are soliciting proxies from you, Wesley Jessen's stockholders, to be used at the 2000 Annual Meeting of Stockholders of Wesley Jessen. At the annual meeting, three class III directors of Wesley Jessen will be elected for three-year terms expiring at the 2003 Annual Meeting of Stockholders.

      We are soliciting your vote and urging you to vote for the election of our three nominees because we believe that the current directors of Wesley Jessen are not acting, and will not act, in your best interest. Specifically, the Wesley Jessen board continues to endorse the Ocular Sciences merger, a no-premium transaction, and has recommended that you not tender our superior $35.55 per share cash offer, which represents a 55% premium over the closing price of Wesley Jessen stock immediately before the announcement of the Ocular Sciences agreement.

      We believe that Wesley Jessen stockholders deserve a board of directors that is responsible to them and will act in their best interests. In this proxy statement, we are asking you to send a strong message to Wesley Jessen that you want a board that will act in your best interest by voting down the three incumbent directors nominated by Wesley Jessen and electing, instead, the Bausch & Lomb nominees.

      THE BAUSCH & LOMB NOMINEES ARE INDEPENDENT PERSONS WHO BELIEVE THAT IF IT IS DETERMINED THAT BAUSCH & LOMB'S $35.55 PER SHARE CASH OFFER PROVIDES VALUE TO YOU THAT IS SUPERIOR TO THE OCULAR SCIENCES MERGER OR ANY OTHER PROPOSAL, WESLEY JESSEN SHOULD TAKE WHATEVER STEPS ARE POSSIBLE TO FACILITATE THE EXPEDITIOUS CONSUMMATION OF OUR OFFER. THE BAUSCH & LOMB NOMINEES ARE NOT COMMITTED TO EITHER THE OCULAR SCIENCES MERGER OR OUR OFFER. WE BELIEVE THAT THE BAUSCH & LOMB NOMINEES, IF ELECTED TO THE WESLEY JESSEN BOARD, WILL, CONSISTENT WITH THEIR FIDUCIARY DUTY TO YOU, ACT IN YOUR BEST INTEREST. IF ELECTED, THE

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

BAUSCH & LOMB NOMINEES WILL COMPRISE THREE OF THE CURRENT EIGHT DIRECTORS OF WESLEY JESSEN.

      If elected to the Wesley Jessen board, we believe that the Bausch & Lomb nominees will:

        o consider the no-premium merger with Ocular Sciences,

        o consider our $35.55 per share cash offer,

        o consider any other proposal that they believe to be in your best interest,

        o if they find our $35.55 per share cash offer or some other proposal to be in your best interest, withdraw their recommendation of the Ocular Sciences merger, and

        o if appropriate, take whatever steps are possible to facilitate our $35.55 per share cash offer.

      ACT NOW TO GIVE YOURSELF THE OPPORTUNITY TO RECEIVE THE HIGHEST POSSIBLE VALUE FOR YOUR SHARES.

      If you have any questions or require any assistance in executing or delivering your proxy, please write to or call our proxy solicitors, MacKenzie Partners, at 1-800-322-2885.

                                           Sincerely,

                                          WILLIAM M. CARPENTER
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER


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                                 ---------------

                                 PROXY STATEMENT
                                       OF
                           BAUSCH & LOMB INCORPORATED

                                 --------------

      The 2000 annual meeting of stockholders of Wesley Jessen will be held at 10:00 a.m. (Central time) on Friday, June 23, 2000 at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018. As used herein, "annual meeting" includes any adjournments or postponements thereof. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is May 1, 2000. Stockholders of record at the close of business on the record date will be entitled to one vote at the annual meeting for each share of Wesley Jessen common stock held on the record date. As set forth in the preliminary proxy statement of Wesley Jessen filed with the SEC on May 18, 2000, as of the close of business on the record date, there were 17,657,095 shares of Wesley Jessen common stock issued and outstanding. As of the record date, Bausch & Lomb beneficially owned an aggregate of 200 shares of Wesley Jessen common stock, which represented less than 0.01% of the shares reported by Wesley Jessen to be outstanding as of the record date. Bausch & Lomb intends to vote such shares for the election of the Bausch & Lomb nominees.

      This proxy statement and the green proxy card are first being furnished to Wesley Jessen stockholders on or about May [ ], 2000. The principal executive offices of Wesley Jessen are located at 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.

      This proxy statement is neither a request for the tender of shares nor an offer with respect thereto. The tender offer is being made only by means of our Offer to Purchase, dated April 3, 2000, and the Supplement thereto, dated May 10, 2000, and in the related Letters of Transmittal (which, together constitute the "Improved Offer").

--------------------------------------------------------------------------------
                                    IMPORTANT

      WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN ANNUAL MEETING PROXY CARD TO VOTE FOR ELECTION OF THE BAUSCH & LOMB NOMINEES.

      A VOTE FOR THE BAUSCH & LOMB NOMINEES WILL ENABLE YOU--AS THE OWNERS OF WESLEY JESSEN--TO SEND A STRONG MESSAGE TO THE WESLEY JESSEN BOARD THAT YOU WANT A BOARD THAT WILL ACT IN YOUR BEST INTERESTS.

      YOUR VOTE IS IMPORTANT. TO VOTE FOR THE BAUSCH & LOMB NOMINEES, PLEASE DO THE FOLLOWING:

      1.  PROMPTLY SIGN AND RETURN THE ENCLOSED GREEN PROXY CARD.

      2.  DO NOT SIGN ANY PROXY CARD SENT TO YOU BY WESLEY JESSEN MANAGEMENT.
--------------------------------------------------------------------------------

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      If your shares of Wesley Jessen common stock are held in your own name, please sign, and mail the enclosed green proxy card today in the postage-paid envelope provided or mail the completed card to MacKenzie Partners at the address below.

      If your shares of Wesley Jessen common stock are held in "Street-Name," only your bank or broker can vote on your behalf, but only upon receipt of your specific instructions. Please sign, date and mail the enclosed instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your vote is effective, please contact the persons responsible for your account and instruct them to execute the green proxy card on your behalf.

      If you have already signed a proxy card sent to you by Wesley Jessen management, you may revoke your proxy by delivering a written notice of revocation or a later dated proxy (including our green proxy card) for the annual meeting to Bausch & Lomb, c/o MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, or to the Secretary of Wesley Jessen, or by voting in person at the annual meeting. See "Proxy Procedures" below.

      If you have any questions or require any assistance in executing or delivering your proxy, please write to or call:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                          (212) 929-5500 (Call Collect)
                        1-(800) 322-2885 (Call Toll-Free)


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                    QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION




Q:  WHO IS MAKING THE SOLICITATION?

Bausch & Lomb. We are a world leader in the development, manufacture and marketing of healthcare products for the eye, dedicated to helping consumers see, look, and feel better through innovative technology and design. Our core businesses include soft and rigid gas permeable contact lenses, contact lens-care products, products for ophthalmic surgery and pharmaceutical products. Founded in 1853, we have annual revenues of approximately $1.8 billion and employ approximately 12,000 people in 35 countries. Our products are available in more than 100 countries around the world. Our headquarters are in Rochester, New York.

Q:  WHAT ARE WE ASKING YOU TO VOTE FOR?

We are asking you to replace Wesley Jessen's current class III directors with independent directors who have indicated they will act in your best interest.

Q:  WHY ARE WE SOLICITING YOUR VOTE?

We are soliciting your vote because we believe the current directors of Wesley Jessen are not acting, and will not act, in your best interest. Specifically, we call your attention to the fact that:

o the current Wesley Jessen board agreed to a no-premium merger with Ocular Sciences after Bausch & Lomb indicated we would offer a substantial premium for Wesley Jessen,

o despite the substantial premium of our initial $34.00 per share cash offer, on April 10, 2000, the current Wesley Jessen board rejected that offer as inadequate without making any effort to investigate or negotiate our offer,

o Wesley Jessen has taken actions to impose transaction costs on companies seeking to acquire it such as us, thereby depriving Wesley Jessen stockholders of value, totaling approximately $80 million (or about $3.93 per share), and

o despite the substantial premium of our improved $35.55 per share cash offer, and the fact that NO transaction other than the no-premium Ocular transaction has been offered to Wesley Jessen stockholders, on May 19, 2000, the current Wesley Jessen board announced that it would recommend against tendering into our improved offer.

Q:  WHO ARE THE BAUSCH & LOMB NOMINEES?

The Bausch & Lomb nominees are William Balderston III, Joseph P. Clayton and Charles I. Plosser. These nominees are independent persons not affiliated with Bausch & Lomb or Wesley Jessen. They are highly qualified individuals who believe that YOU are entitled to make a decision on whether to proceed with the Ocular Sciences merger, accept our improved offer or take any other proposal.

Q: IF YOU ELECT THE BAUSCH & LOMB NOMINEES, ARE YOU AGREEING TO THE SALE OF WESLEY JESSEN TO BAUSCH & LOMB?

No. The Bausch & Lomb nominees are independent persons who are not committed to our improved offer, the no-premium Ocular Sciences merger or any other

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particular transaction. The Bausch & Lomb nominees are committed to acting in your best interest. If elected, the Bausch & Lomb nominees will comprise three of the current eight directors of Wesley Jessen.

Q:  WHO CAN VOTE AT THE ANNUAL MEETING?

If you owned Wesley Jessen common stock on May 1, 2000, you have the right to vote for our nominees at the annual meeting.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE BAUSCH & LOMB NOMINEES TO ELECT THEM?

The three nominees who receive the most votes will be elected.

Q:  WHAT SHOULD YOU DO TO VOTE FOR THE BAUSCH & LOMB NOMINEES?

Sign, date and return the enclosed green proxy card today to MacKenzie Partners in the envelope provided. In order for your vote to be valid, it must be dated.

Q:  WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

Please call MacKenzie Partners toll free at 1-800-322-2885.

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











                           THE BAUSCH & LOMB NOMINEES

         Set forth below is certain information regarding our nominees.

WILLIAM BALDERSTON III (age 72)          Retired.  Director of Home Properties
   Business address is 28 Whitestone     of New York, Inc., a real estate
   Lane, Rochester, New York 14618.      investment trust that owns, manages,
                                         acquires and develops apartment
                                         communities.  Mr. Balderston held
                                         various executive positions from 1966
                                         until his retirement in 1993 from The
                                         Chase Manhattan Bank, a large
                                         commercial banking institution, and
                                         its predecessor banks.

JOSEPH P. CLAYTON (age 50)               Chief Executive Officer of Global
   Business address is c/o Global        Crossing North America, Inc.
   Crossing North America, Inc., 180     (formerly known as Frontier
   South Clinton Avenue, Rochester, New  Corporation), a telecommunications
   York 14646.                           company, since August 1997; Director
                                         of Global Crossing Ltd., a
                                         telecommunications company, since
                                         September 1999; Vice Chairman of Global
                                         Crossing Ltd. From September 1999 to
                                         March 2, 2000. Also, President of
                                         Frontier Corporation from June 1997 to
                                         March 1999 and since October 1999.
                                         Chief Operating Officer of Frontier
                                         Corporation from June 1997 to August
                                         1997. From April 1992 until December
                                         1996, he was Executive Vice President,
                                         Marketing and Sales - Americas and
                                         Asia, of Thomson Consumer Electronics,
                                         a leading company in the consumer
                                         electronics industry. Mr. Clayton is
                                         also a Director of The Good Guys, San
                                         Francisco, California, a NASDAQ company
                                         and a specialty retailer of consumer
                                         electronics.

CHARLES I. PLOSSER (age 51)              Mr. Plosser is Dean and Professor of
   Business address is c/o William E.    Economics at the W.E. Simon Graduate
   Simon Graduate School of Business     School of Business Administration at
   Administration, University of         the University of Rochester, a
   Rochester, Rochester, New York 14627. leading graduate business school.  He joined the Simon School faculty in 1978
                                         and has been Dean since 1993. He is a
                                         Director and Board Secretary of
                                         ViaHealth, Inc., a non-profit
                                         organization, and a Director of RGS
                                         Energy Group, a public gas and electric
                                         utility.



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

      We have agreed to pay each of these nominees, or at his request to make a donation to the charitable institution or organization of his choice, $10,000 and to reimburse each nominee for expenses incurred in connection with the proxy solicitation and related matters and such person being a nominee. We have agreed also to provide customary indemnification with respect to claims arising in connection with the proxy solicitation or related matters or such person being a nominee, but not in such person's capacity as a director of Wesley Jessen if elected. If any nominee is elected, such person may also receive, as a director of Wesley Jessen, any fees, indemnification or other consideration which may be made available by Wesley Jessen to its directors.

                   REASONS FOR OUR SOLICITATION OF YOUR VOTES

      Our nominees are independent persons who have indicated that they are committed to acting in your best interest.

      In contrast, we believe that the current directors of Wesley Jessen have failed, and will continue to fail, to act in your best interest, as shown by the following description of their recent actions.

      Beginning in mid-November 1999, Wesley Jessen and its representatives solicited Bausch & Lomb's interest in acquiring Wesley Jessen and engaged in negotiations and due diligence meetings with Bausch & Lomb. On March 7, 2000, Bausch & Lomb indicated that it would offer a substantial premium for Wesley Jessen in a cash transaction if the parties could continue the collaborative efforts.

      However, on March 20, 2000, without prior notice to Bausch & Lomb, Wesley Jessen announced that they had entered into a merger agreement with Ocular Sciences. Wesley Jessen did not make public the full terms of this agreement until March 29, 2000. The merger with Ocular Sciences was an at-market, no-premium transaction. With full knowledge of Bausch & Lomb's interest in acquiring Wesley Jessen at a substantial premium, Wesley Jessen entered into an agreement which obligates it to pay a $25 million "break-up fee" to Ocular Sciences if Wesley Jessen were to terminate the merger agreement in order to accept a superior proposal. We believe that these actions were a breach of the current Wesley Jessen board's fiduciary duties to you under Delaware law. On March 23, 2000, we made a public proposal to buy Wesley Jessen for $34 per share in cash, an offer representing a 37% premium over the value of the Wesley Jessen shares after announcement of the Ocular Sciences merger. Despite the substantial premium we were offering, the Wesley Jessen board rejected our offer as inadequate, without making any effort to investigate or negotiate our offer.

      Therefore, we decided to take our offer directly to you, and on April 3, 2000, commenced a tender offer for all outstanding shares of Wesley Jessen common stock for $34 per share, net to the seller in cash.

      Thereafter, the Wesley Jessen board authorized the commencement of negotiations with Bausch & Lomb. Bauch & Lomb began conducting due diligence and preparing a best and final bid. However, in the midst of this process, on April 24, 2000 Wesley Jessen announced that it had commenced "discussions" with a "third party" concerning a possible "transaction", with the


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

consent of Ocular Sciences. On the next day, Bausch & Lomb sent a letter to Wesley Jessen calling on the Wesley Jessen board to establish and adhere to an orderly timetable and to be evenhanded in dealing with interested parties. Wesley Jessen responded with a letter stating that no such orderly process had been established.

      At the same time, Wesley Jessen has imposed transaction costs on companies seeking to acquire Wesley Jessen, such as Bausch & Lomb. These costs have diminished stockholder value. On April 10, 2000, Wesley Jessen filed its Solicitation/Recommendation Statement on Schedule 14D-9 which revealed that, under a new employment agreement with Wesley Jessen's Chief Executive Officer, approximately $14 million would be payable to him in the event of a change of control and that Bain Capital would be entitled to receive $7 million under its arrangements with Wesley Jessen. In addition, under an agreement purportedly executed with BT Alex Brown, that firm had demanded $7 million in the event of a Wesley Jessen/Bausch & Lomb transaction. Moreover, a recently signed marketing agreement would require payment of approximately $1 million upon termination. Then, on April 28, 2000, Wesley Jessen informed Bausch & Lomb that it had adopted a new severance plan for executives which provided potential benefits relative to a change in control of approximately $26 million in the aggregate. These costs, together with the Ocular Sciences breakup fee, amount to a total of $80 million (or approximately $3.93 per share).

       On May 10, 2000, we improved our offer to $35.55 per share in cash, representing our best and final offer and a 55% premium to the closing price of Wesley Jessen stock immediately after the announcement of the proposed Ocular Sciences merger. We also stated in our May 8, 2000 letter to Wesley Jessen that if, by May 31, 2000, Wesley Jessen has not entered into negotiations with us, or if less than a majority of the shares has been tendered, we intend to let our tender offer expire on that date without the purchase of any shares.

      Despite the substantial premium of our improved offer of $35.55 per share in cash, and the fact that no transaction other than the no-premium Ocular transaction has been offered to Wesley Jessen stockholders, on May 19, 2000, the current Wesley Jessen board announced that it would recommend against tendering into our improved offer.

      In order to permit Wesley Jessen stockholders to accept our improved offer, Bausch & Lomb needs the cooperation of the Wesley Jessen board to redeem the preferred share purchase rights and to approve the offer and a second-step merger for purposes of Section 203 of the Delaware General Corporation Law. The current Wesley Jessen board has shown no inclination to do so. If elected, the Bausch & Lomb nominees will, subject to their fiduciary duties, seek to cause the full Wesley Jessen board (1) to consider the Ocular Sciences merger, (2) to consider our improved offer and any other proposed transaction that they believe to be in the best interest of Wesley Jessen stockholders, (3) if they find our $35.55 per share offer or some other proposal to be in your best interest, to withdraw their recommendation of the Ocular Sciences merger and (4) if appropriate, to take whatever steps are possible to permit our $35.55 per share cash offer to proceed.

      IF, LIKE US, YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND THAT YOU SHOULD HAVE THE CHANCE TO RECEIVE NOT LESS THAN $35.55 PER


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SHARE FOR ALL OF YOUR SHARES, BAUSCH & LOMB URGES YOU TO VOTE YOUR GREEN PROXY
CARD FOR EACH OF THE BAUSCH & LOMB NOMINEES.


                         ELECTION OF CLASS III DIRECTORS

      According to publicly available information, Wesley Jessen currently has eight directors, divided into three classes having staggered terms of three years each. The terms of the three incumbent class III directors, Kevin J. Ryan, Stephen G. Pagliuca and John J. O'Malley, will expire at the 2000 annual meeting.

      Bausch & Lomb proposes that the Wesley Jessen stockholders elect our three nominees, William Balderston III, Joseph P. Clayton and Charles I. Plosser, as the class III directors of Wesley Jessen at the annual meeting. Information concerning their principal occupations or employment and certain other matters is included above. Each of our nominees, if elected, would hold office until the 2003 Annual Meeting of Stockholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Although we have no reason to believe that any of our nominees will be unable to serve as directors, if any one or more of our nominees shall not be available for election, the persons named on the green proxy card have agreed to vote for the election of such other nominees as may be proposed by Bausch & Lomb.

      Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

      The accompanying green proxy card will be voted at the annual meeting in accordance with your instructions on such card. You may vote FOR the election of the Bausch & Lomb nominees as the class III directors of Wesley Jessen or withhold authority to vote for the election of the Bausch & Lomb nominees by marking the proper box on the green proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE GREEN PROXY CARD FOR THE ELECTION OF ALL OF THE BAUSCH & LOMB NOMINEES, PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.

      Bausch & Lomb believes that it is in your best interest to elect our nominees at the annual meeting. Our nominees are committed to acting in YOUR best interest.

OTHER PROPOSALS

      As set forth in Wesley Jessen's proxy statement, at the annual meeting, the stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of Wesley Jessen for the fiscal year ending December 31, 2000. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes. IF NO MARKING IS MADE WITH RESPECT TO THIS MATTER, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE GREEN PROXY CARD FOR THE RATIFICATION OF THE

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APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS, PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.

       Except as set forth above, Bausch & Lomb is not aware of any proposals to be brought before the annual meeting. Should other proposals be brought before the annual meeting, the persons named on the green proxy card intend to abstain from voting on such proposals unless such proposals adversely affect the interests of Bausch & Lomb as determined by Bausch & Lomb in its sole discretion, in which event such persons will vote on such proposals at their discretion.

QUORUM REQUIREMENT AND VOTING PROCEDURES

      The holders of a majority of the total number of outstanding shares of Wesley Jessen common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the annual meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" mean shares held by a broker who has not received instructions from its customers on such matters and the broker has so given notice on a proxy form in accordance with industry practice or has otherwise advised that it lacks voting authority, and "broker non-votes" mean the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. According to Wesley Jessen's proxy statement, although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, Wesley Jessen has historically applied the principles set forth above.

      As described above, directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. To approve the auditors, the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote must be received. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

      The shares represented by all valid proxies received will be voted in the matter specified in the proxies. Where specific choices are not indicated on the valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for direct named in this proxy statement and (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants.

      In order for your views on the Bausch & Lomb nominees to be represented at the annual meeting, please mark, sign and date the enclosed green proxy card and return it to Bausch & Lomb, c/o MacKenzie Partners, in the enclosed envelope in time to be voted at the annual meeting. Execution of the green proxy card will not affect your right to attend the annual meeting and to vote in person. Any proxy may be revoked at any time prior to the annual meeting by delivering a written notice of revocation or a later dated proxy for the annual meeting, or by voting in person at the actual meeting. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT.

      Only holders of record as of the close of business on the record date will be entitled to vote. If you were a stockholder of record on the record date, you will retain your voting rights for the annual meeting even if you sell your shares after the record date. ACCORDINGLY, IT IS IMPORTANT THAT YOU VOTE THE SHARES HELD BY YOU ON THE RECORD DATE, OR GRANT A PROXY TO VOTE SUCH SHARES ON THE GREEN PROXY CARD, EVEN IF YOU SELL YOUR SHARES AFTER THE RECORD DATE.

      If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote your shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the green proxy card.

                  BACKGROUND OF BAUSCH & LOMB'S IMPROVED OFFER

      We believe that the actions of the current Wesley Jessen board are indicative of a board that is not acting in the best interests of its stockholders.

      In mid-November 1999, a financial advisor representing Wesley Jessen inquired as to Bausch & Lomb's interest in discussing a possible business combination with Wesley Jessen. On November 30, 1999, the same financial advisor inquired again, this time in writing, as to Bausch & Lomb's interest in a meeting with Mr. Kevin Ryan, Chairman and Chief Executive Officer of Wesley Jessen, to discuss possible strategic actions with Wesley Jessen. In response, Mr. Alan Farnsworth, Vice President-Business Development of Bausch & Lomb, contacted Mr. Ryan directly to confirm that Mr. William Carpenter, Chairman and Chief Executive Officer of Bausch & Lomb, would be interested in meeting with Mr. Ryan. Messrs. Carpenter and Ryan met on February 3, 2000 in Rochester, New York. At this meeting, Messrs. Carpenter and Ryan had a general discussion about whether to pursue discussions of a business combination, with Mr. Carpenter stating that Bausch & Lomb required that any transaction be nondilutive to Bausch & Lomb. They concluded that mutual interest in pursuing discussions existed.

      Thereafter, in mid-February 2000, Messrs. Carpenter and Ryan agreed to convene a small working group to discuss potential synergies achievable in a business combination. This small working group, consisting of Mr. Farnsworth, Mr. Carl Sassano, President and Chief Operating Officer of Bausch & Lomb, Mr. Efrain Rivera, Vice President and Controller of Bausch & Lomb's Global Vision Care business, Mr. Ryan and Mr. Edward Kelley, Vice President-Finance and Chief Financial Officer of Wesley Jessen, met on February 28, 2000 to explore potential synergies in a possible transaction. The meeting went well, and the group concluded that, on a preliminary basis, approximately $30 million of annual cost savings might be achievable. Contemporaneously with this meeting, Bausch & Lomb and Wesley Jessen entered into a confidentiality agreement.

      Bausch & Lomb considered that these preliminary discussions had gone well and were an appropriate basis to pursue a business combination. Bausch & Lomb's internal review led it to the conclusion that an acquisition of Wesley Jessen would be highly desirable for both companies. A Bausch & Lomb/Wesley Jessen combination would be pro-competitive because the combined company could offer a broader line of products on a cost-effective basis and would, therefore, be a stronger participant in the highly competitive global market. Moreover, because of Bausch & Lomb's strong financial position, it would be able to offer a cash transaction at a substantial premium without exposing Wesley Jessen to any financing uncertainty or contingency.

      Accordingly, on March 7, 2000, Mr. Carpenter called Mr. Ryan to report his conclusion that the meeting had gone well, that there appeared to be a strong fit between Bausch & Lomb and Wesley Jessen, and to recommend that the parties move ahead on further due diligence and discussions of a business combination. Mr. Carpenter stated that a business combination would need to be a cash transaction that was nondilutive to Bausch & Lomb. He stated further that, while Bausch & Lomb would have to "stretch" to do so, Bausch & Lomb would offer a cash transaction in the high $30s range on a per-share basis for Wesley Jessen if the parties could continue the collaborative efforts, find further synergies and assure the business fit. Mr. Carpenter added that the process could be concluded rapidly. Mr. Ryan stated that he would consider the matter, speak to his board and get back to Mr. Carpenter.

      Mr. Carpenter did not hear from Mr. Ryan again until March 13, 2000. On March 13, Mr. Ryan asked Mr. Carpenter to confirm what Mr. Carpenter had said on March 7, 2000, which Mr. Carpenter did. Mr. Ryan again stated he would get back to Mr. Carpenter.

      On March 20, 2000, Wesley Jessen and Ocular Sciences announced that the two companies had entered into an agreement to combine the two companies in an at-market, no-premium transaction. Bausch & Lomb was surprised by this announcement because, despite the strong business fit of Bausch & Lomb with Wesley Jessen, Wesley Jessen had apparently agreed to a transaction providing for significantly inferior value to Wesley Jessen shareholders compared to the transaction discussed with Bausch & Lomb and had done so without getting back to Bausch & Lomb, completing the process with Bausch & Lomb, or informing Bausch & Lomb that an alternative transaction was under consideration. Therefore, on March 23, 2000, Bausch & Lomb, with the strong support of the Bausch & Lomb board, sent the following letter to Wesley Jessen and made public release of its interest in Wesley Jessen, including the letter. Mr. Carpenter phoned Mr. Ryan shortly prior to the release to inform him of the letter but was unable to reach Mr. Ryan.

      March 23, 2000

      Mr. Kevin Ryan
      Chairman, President and Chief Executive Officer
      Wesley Jessen VisionCare Inc.
      333 East Howard Avenue
      Des Plaines, IL 60018-5903

      Dear Kevin:

            As I am sure you can appreciate, we at Bausch & Lomb were surprised and disappointed to read in the news on Monday morning that Wesley Jessen had entered into an at-market transaction with Ocular Sciences. In light of our discussions over the past few weeks with you and the clear willingness we demonstrated to pay a substantial premium to the shareholders of Wesley Jessen, we fail to understand why you would enter into a business combination transaction without any premium to the shareholders of Wesley Jessen, rather than a transaction with Bausch & Lomb which not only makes greater business sense for your company but offers vastly superior economics to your shareholders.

            Based upon the persuasive business rationale for combining our companies and on the exciting synergy opportunities presented, both of which you and your team embraced emphatically at our meeting on February 28, 2000, we have concluded that the strategic and financial advantages of combining our two companies are too compelling to ignore. We believe that the interests of every Wesley Jessen constituency would be enhanced by a transaction with Bausch & Lomb: your shareholders would obtain the best possible price for their shares in the company, your customers would reap the benefits of our complementary product offerings and heightened efficiencies, and your business partners, suppliers and the communities you support would enjoy a continued and strengthened relationship with a stronger, dynamic and creative company, a proven global leader in the vision care field. In addition, we have developed great respect for your management, and believe that the management teams and employees of both of our companies will have the opportunities and benefits associated with being part of a larger, stronger and more diversified company.

            Accordingly, Bausch & Lomb is offering to acquire Wesley Jessen in a cash transaction in which your shareholders would receive $34 in cash for each share they own, or approximately $600 million in total consideration. This price represents approximately a 37% premium to Wesley Jessen's current share price. We believe that this is a full and fair price that fairly reflects the benefits to be obtained from a combination of our businesses and presents a unique and compelling opportunity for the shareholders of Wesley Jessen. We have discussed this proposal with our Board of Directors and have their enthusiastic support.

            Given Bausch & Lomb's strong financial condition, the proposed transaction would not be subject to any financing contingencies. In addition, we are highly confident that a Bausch & Lomb/Wesley Jessen transaction would be pro-competitive because the combined company could offer a broader line of products on a cost-effective basis and would therefore be a stronger competitor in a highly competitive global market. As a result, we strongly believe that our transaction can be completed and the $34 per share in cash delivered to your shareholders on at least as timely a basis as an Ocular Sciences deal.

            We are convinced that the combination of our companies would provide the best possible transaction for you with the most attractive premium for your shareholders. It is our strong preference to negotiate a transaction that has the support of your Board of Directors. Given the clear superiority of our offer to the proposed Ocular Sciences transaction, we would like to meet with you and your advisors as soon as possible to finalize a definitive agreement between our companies.

            We are committed to bringing a mutually beneficial Bausch & Lomb/Wesley Jessen combination to a successful conclusion and would be willing to discuss any aspect of our proposal with you.

                                    Sincerely,

                                   William M. Carpenter

      On March 24, 2000, Bausch & Lomb purchased 100 shares at $33.63 per share and 100 shares at $34.13 per share through ordinary brokerage transactions on The NASDAQ Stock Market (100 of which are held of record by and beneficially owned by Bausch & Lomb, and 100 of which are beneficially owned by Bausch & Lomb and held of record by Cede & Co., as nominee of The Depositary Trust Company).

      On Monday, March 27, 2000, the last day on which nominees for election to the Wesley Jessen board in 2000 could be put forward in accordance with Wesley Jessen's bylaws, Bausch & Lomb delivered a notice to Wesley Jessen of its intent to nominate three independent directors, William Balderston III, Joseph P. Clayton and Charles I. Plosser, for election to the three positions on the Wesley Jessen board to be filled at the Wesley Jessen 2000 Annual Meeting of Stockholders. On the same date, Cede & Co., the record holder of 100 shares beneficially owned by Bausch & Lomb, at the request of Bausch & Lomb, delivered a similar notice to Wesley Jessen.

      Also on Monday, March 27, 2000, Mr. Ryan called Mr. Carpenter. They did not discuss the substance of Bausch & Lomb's March 23, 2000 proposal, but Mr. Ryan informed Mr. Carpenter that he might phone Mr. Carpenter again on Wednesday, March 29, 2000.

      On Wednesday, March 29, 2000, not having heard from Mr. Ryan, Mr. Carpenter sent the following letter to Wesley Jessen.

      March 29, 2000

      Board of Directors
      Wesley Jessen VisionCare, Inc.
      c/o Mr. Kevin Ryan
      333 East Howard Avenue
      Des Plaines, IL 60018-5903

      Mr. Kevin J. Ryan
      Chairman, President and Chief Executive Officer
      Wesley Jessen VisionCare, Inc.
      333 East Howard Avenue

      Des Plaines, IL 60018-5903

      Dear Kevin:

            I'm disappointed that I haven't heard from you today, as our conversation on Monday had led me to expect that I would. I tried to contact you by phone this afternoon, but was told again that you were unavailable.

            I would like to reiterate our sincere interest in entering into meaningful discussions. We are prepared to meet with you at any time. It is difficult to understand your continued silence. If we do not hear from you by 10:00 a.m. (EST) on Friday, March 31, 2000 that you are prepared immediately to begin meaningful discussions with us, you will have left us no choice but to take our offer directly to your shareholders through a tender offer.

      Regards,

      Bill

      On Wednesday, March 29, 2000, Wesley Jessen filed the Ocular Sciences merger agreement and stock option with the SEC. These filings showed that Wesley Jessen, as part of the no-premium Ocular Sciences merger, had agreed (a) to grant to Ocular Sciences an option to purchase shares of Wesley Jessen, designed to impair the ability to obtain a pooling transaction with any party other than Ocular Sciences, at any price, and (b) to pay Ocular Sciences up to $25 million in cash in order to allow Wesley Jessen to exercise its fiduciary obligations to permit stockholders to participate in a superior transaction. Bausch & Lomb considered these provisions to be an irresponsible waste of Wesley Jessen stockholder value.

      On the evening of Thursday, March 30, 2000, Wesley Jessen announced that the Wesley Jessen board had rejected Bausch & Lomb's proposal and was committed to its no-premium merger with Ocular Sciences. Bausch & Lomb then determined to take its superior proposal directly to Wesley Jessen shareholders through a tender offer and issued a press release as follows:

                     BAUSCH & LOMB TO COMMENCE TENDER OFFER
                   TO ACQUIRE WESLEY JESSEN FOR $34 PER SHARE

      For Release Friday, March 31, 2000

            Rochester, N.Y.-Bausch & Lomb (NYSE: BOL) will commence a tender offer on Monday, April 3, 2000 for all of the outstanding shares of Wesley Jessen VisionCare, Inc. (Nasdaq: WJCO) at a price of $34 per share in cash. This price represents a premium of 37 percent over Wesley Jessen's closing price on March 22, 2000, the day before Bausch & Lomb announced its acquisition proposal. Following the completion of the tender offer, Bausch & Lomb intends to acquire any shares not purchased in the offer for the same cash price paid in the tender offer. The tender offer will not be subject to any financing contingencies.

            William M. Carpenter, chairman and chief executive officer of Bausch & Lomb, said, "We are surprised that Wesley Jessen has rejected our premium offer, and has not talked to us. Our premium offer is full, fair and superior to the no-premium Ocular Sciences merger. Wesley Jessen's public statements reflect completely unrealistic expectations and a continued unwillingness to deal with us directly. While it remains our preference to negotiate a mutually acceptable transaction in which Wesley Jessen management would become a part of our team, Bausch & Lomb remains committed to pursuing this transaction given the compelling strategic and financial benefits it presents. That is why we are prepared to take our offer directly to the Wesley Jessen shareholders the owners of company, who stand to benefit significantly from our proposal."

      On Monday, April 3, 2000, Bausch & Lomb commenced a tender offer for $34 per Wesley Jessen share (and associated right) in cash. On April 3, 2000, Bausch & Lomb also commenced litigation against Wesley Jessen, its board of directors and Ocular Sciences in the Court of Chancery of the State of Delaware, where both Wesley Jessen and Ocular Sciences are incorporated. Bausch & Lomb's complaint states that the Wesley Jessen/Ocular Sciences merger agreement was entered into in breach of the Wesley Jessen board's fiduciary duties to act on a fully informed basis and to advance the best interests of Wesley Jessen shareholders. The complaint seeks injunctive relief against the Ocular Sciences merger agreement, seeks to require the Wesley Jessen board to redeem the preferred share purchase rights to permit shareholders to accept Bausch & Lomb's tender offer and requests a declaration that any break-up fee Ocular Sciences receives it holds as a constructive trustee.

      On April 7, 2000, the Court of Chancery granted Bausch & Lomb's motion for expedited proceedings. A hearing has been scheduled before the Court of Chancery for June 29, 2000. Discovery is proceeding involving the parties and third-party witnesses.

      On April 10, 2000, Mr. Ryan telephoned Mr. Carpenter to inform him that the Wesley Jessen board of directors had determined (a) to recommend that Wesley Jessen stockholders reject Bausch & Lomb's tender offer and not tender their shares pursuant to Bausch & Lomb's tender offer and (b) that there is a reasonable likelihood that Bausch & Lomb's proposal could result in a Superior Proposal (as defined in the Ocular Sciences merger agreement) and, therefore, instructed management to commence discussions with Bausch & Lomb regarding its proposal. On April 10, 2000, Wesley Jessen filed its Solicitation/Recommendation Statement on Schedule 14D-9 in respect of Bausch & Lomb's tender offer.

      On April 11, 2000, Bausch & Lomb and Wesley Jessen entered into a confidentiality agreement. On April 13, 2000 Bausch & Lomb began conducting due diligence with respect to Wesley Jessen.

      On April 18, 2000, Bausch & Lomb filed a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the purchase of

Wesley Jessen shares in the tender offer. The waiting period under this Act expired on May 3, 2000.

      On April 19, 2000, Ocular Sciences filed a suit against Bausch & Lomb in a California state court claiming that the tender offer and the litigation commenced in Delaware constituted wrongful interference with the Ocular Science merger agreement. Bausch & Lomb has removed the California action to the United States District Court for the Northern District of California. Bausch & Lomb believes that the Ocular Sciences lawsuit is without merit.

      On April 24, 2000, Wesley Jessen announced that it had commenced "discussions" with a "third party" concerning a possible "transaction" involving Wesley Jessen and that such "discussions" were being conducted with the consent of Ocular Sciences.

      In response to this announcement, on April 25, 2000, Mr. Carpenter sent the following letter to Mr. Ryan:

      April 25, 2000

      Mr. Kevin Ryan

      Chairman, President and Chief Executive Officer
      Wesley Jessen VisionCare, Inc.
      333 East Howard Avenue

      Des Plaines, IL  60018-5903

      Dear Kevin:

      We note the announcement yesterday that Wesley Jessen has commenced discussions with a third party relating to a possible "transaction", and the related comment of the CFO of Ocular Sciences, Inc. that Ocular Sciences is working with Wesley Jessen to find a white knight to implement the proposed merger with Ocular Sciences.

      Under the procedures Wesley Jessen established two weeks ago, we have conducted due diligence. We had been told by Wesley Jessen's advisors to submit our best and final offer, along with a merger agreement we would be prepared to sign. We have attempted to follow this process, only now to learn that there is apparently no firm date for submission of best and final offers, and that instead Wesley Jessen is "in discussions" with another party. The vagueness of this announcement makes us wonder what order there is to this process. The Ocular Sciences CFO's comment raises questions as to whose stockholders are benefiting from these third party discussions.

      We stand ready to submit our best and final offer. In the interest of your stockholders, we call upon the Wesley Jessen board of directors to establish and adhere to an orderly timetable and procedures in which Wesley Jessen commits to require all interested parties to complete due diligence and to submit final offers by a date certain, and apply such procedures in an even-handed manner to all interested parties.

      At the same time, we call upon the Wesley Jessen board of directors to maintain the status quo and not take any actions that would reduce stockholder value. We understand that Wesley Jessen may be considering further actions, such as adopting enhanced severance plans (like the draft golden parachute plan presented to us during due diligence, with a stated cost of approximately $50 million or $3 per share, a plan which we understand the Wesley Jessen Board has not yet acted upon). Any such actions, or any new break-up fees agreed to in connection with a transaction, will increase our cost to acquire control of Wesley Jessen and will directly and negatively affect the amount Bausch & Lomb can pay Wesley Jessen stockholders for their shares. It is incumbent on the Wesley Jessen Board to ensure that dollars go to Wesley Jessen stockholders and not to transaction costs.

      Feel free to contact me if you would like to discuss this matter. We look forward to hearing from you.

      Sincerely,

      William M. Carpenter

Also on April 25, 2000, Bausch & Lomb extended its tender offer through 12:00 midnight, Eastern time, on May 12, 2000.

      On April 26, 2000, Mr. Ryan sent a letter to Mr. Carpenter stating that
(a) the Wesley Jessen board had not established a process to sell Wesley Jessen,
(b) Bausch & Lomb was invited to present its best offer for Wesley Jessen and the Wesley Jessen board would review it on a timely basis and (c) Wesley Jessen had adopted a new severance plan for executives on terms different from those described in Mr. Carpenter's letter.

      On April 28, 2000, Wesley Jessen sent Bausch & Lomb materials relating to the executive severance plan referenced in Mr. Ryan's April 26, 2000 letter. The materials showed that the new severance plan provided potential benefits relative to a change in control of approximately $26 million in the aggregate.

      On May 8, 2000, Mr. Carpenter sent Mr. Ryan the following letter:

      May 8, 2000

      Mr. Kevin J. Ryan
      Chairman, President and Chief Executive Officer
      Wesley Jessen VisionCare, Inc.
      333 East Howard Avenue
      Des Plaines, IL  60018-5903

      Dear Kevin:

            On Thursday March 23, 2000 we submitted an offer to acquire Wesley Jessen for $34 per share. The Wesley Jessen board of directors rejected this offer and asked us to conduct due diligence to determine whether we could submit an improved, "best and final" offer. Then, on April 24th Wesley Jessen announced that unspecified "discussions" were taking place with a "third party". No additional information has been made available concerning these discussions since that announcement. Despite our request for an even-handed process, we are unable to ascertain what process, if any, Wesley Jessen is conducting in order to maximize value to its stockholders.

            Nonetheless, in order to bring closure to this matter and to let the Wesley Jessen stockholders decide on a fully informed basis, we have determined that we will submit a best and final proposal for the acquisition of Wesley Jessen. Accordingly, we are increasing the price in our outstanding tender offer to $35.55 per share.

            This is our best and final price. When we spoke in early March, before you announced the transaction with Ocular Sciences, I stated that we would offer a cash transaction in the "high $30s" if we could work cooperatively, find further synergies and assure the business fit. While much of what we have learned has confirmed our strategic objectives, we have also found approximately $80 million of unanticipated transaction costs, most of which have been imposed or made public by Wesley Jessen since our conversations in early March:

                                           Total Cost        Cost per

                                               ($         Wesley Jessen
                                            millions)        Share(1)

      Ocular Sciences Break-up Fee             $25          $1.23
      CEO Retention Agreement                  14            0.69
      New Employee Severance Agreements        26            1.28
      Bain Capital Fee                          7            0.34
      BT Alex Brown Fee                         7            0.34
      Termination of Marketing Agreement        1            0.05
                                           ---------------------------------
         Total                                 $80          $3.93
       (1) Assumes 20.3 million gross
      fully diluted shares outstanding


            We have not included in the above costs the fees of your current advisors (Bear Stearns, Innisfree M&A Inc. and Sard Verbinnen & Co.), the fees of our advisors, or the cost of achieving any synergies. Of course, we had assumed in our tender price a level of costs and fees that would be customary in a transaction of this nature, but that level will not accommodate the extraordinary costs which apparently have been incurred or committed to by Wesley Jessen.

            You have stated that you received advice from Bear Stearns that Bausch & Lomb could pay as much as $42 per share for Wesley Jessen without incurring dilution. Unfortunately, we believe this assessment is not analytically correct. We believe the Bear Stearns analysis (1) did not take into account any costs associated with the transaction and (2) did not accurately reflect the current interest rate environment and our cost of capital. We have communicated these shortcomings to Bear Stearns.

            Given the significant additional costs of the transaction, we believe that your stockholders will understand that this increased offer represents a full and fair price. Our final price of $35.55 represents a 55% premium to the closing price of the Wesley Jessen stock immediately after the announcement of your proposed merger with Ocular

      Sciences. We believe our proposal is substantially more attractive to your stockholders than the proposed no-premium merger with Ocular Sciences. As with your proposed Ocular Sciences merger, the Hart Scott Rodino waiting period for our Offer expired last week and it is therefore not subject to any U.S. regulatory delays.

            We believe that our proposal represents a full and fair offer and that it is in the best interests of your stockholders. We stand ready to enter into a definitive agreement with you and can close on a transaction promptly. Our offer, as amended, remains subject to the conditions set forth in the Offer to Purchase dated April 3, 2000 as well as the condition that there be no action by Wesley Jessen, or new information concerning Wesley Jessen, that adversely affects value.

            In connection with this increase, we intend to extend our offer until 6:00 p.m. on May 31, 2000 to afford your stockholders ample time to understand the merits of our proposal compared to whatever transaction may be contemplated by the reported discussions with a third party, and to let them decide for themselves whether to realize the immediate value reflected in our offer.

            We expect that if you give your stockholders an informed choice, they will tender into our offer. Accordingly, if, by May 31, you do not enter into negotiations with us, or if less than a majority of the shares have been tendered, we intend to let our offer expire on that date.

            We look forward to hearing from you.

            Sincerely,

            William M. Carpenter
            Chairman and Chief Executive Officer
            Bausch & Lomb Incorporated

      On May 19, 2000, Wesley Jessen announced that the Wesley Jessen board recommends that shareholders not tender into the improved offer.

                             SOLICITATION OF PROXIES

      Proxies may be solicited by mail, advertisement, telephone or telecopier and in person. The participants in connection with the solicitation of proxies pursuant to this proxy statement are listed in Schedule I. As of the date of this communication, none of the participants in the solicitation individually beneficially owns in excess of 1% of Bausch & Lomb's common stock (or options with respect thereto) or in the aggregate in excess of 2% of Bausch & Lomb's common stock (or options with respect thereto), or any shares of Wesley Jessen common stock, except to the extent disclosed in Bausch & Lomb's definitive proxy statement or annual report on Form 10-K filed on March 23, 2000 and March 22, 2000, respectively, with the SEC, and except that Bausch & Lomb beneficially owns 200 shares of Wesley Jessen common stock. Except as set forth above or below, none of the participants have a direct or indirect interest, by security holdings or otherwise, in the solicitation required to be described in under Rule 14a-12 or Regulation 14A of the Securities and Exchange Act of 1934, as amended.

      Bausch & Lomb has retained MacKenzie Partners to assist in the solicitation of proxies for the Wesley Jessen annual meeting, for which MacKenzie Partners is to receive a fee of $_____________, together with reimbursement for its reasonable out-of-pocket expenses. Bausch & Lomb has also agreed to indemnify MacKenzie Partners against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. MacKenzie Partners will solicit proxies for the annual meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie Partners will employ approximately 60 persons to solicit stockholders for the annual meeting. MacKenzie Partners is also acting as the information agent in connection with the tender offer, for which MacKenzie Partners will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

      UBS Warburg LLC is acting as dealer manager in connection with the tender offer and as Bausch & Lomb's financial advisor in connection with the acquisition of Wesley Jessen by merger, tender offer, or otherwise. Pursuant to the terms of UBS Warburg's engagement letter, Bausch & Lomb has agreed to pay UBS Warburg (a) $900,000 for its services as dealer manager of Bausch & Lomb's tender offer for all outstanding shares of Wesley Jessen common stock, which may be offset against other fees, (b) $4,500,000 payable upon consummation of the tender offer and the transactions contemplated thereby or a similar transaction and (c) $1,000,000 if Bausch & Lomb's board requests and UBS Warburg agrees to give a fairness opinion in connection with the transaction. In addition, UBS Warburg is entitled to reimbursement for the reasonable fees and expenses incurred by UBS Warburg and its counsel in connection with its services as financial advisor and dealer manager to Bausch & Lomb. Bausch & Lomb has agreed to provide UBS Warburg with customary indemnification with respect to the engagement.

      If an alternative transaction occurs for which the above fees are not payable, Bausch & Lomb has agreed to enter into another engagement letter with UBS Warburg specifying fees to be paid to UBS Warburg in connection with such alternative transaction. UBS Warburg will not receive any additional fee for or in connection with any assistance in solicitation activities by its employees.

      The entire expense of soliciting proxies for the annual meeting is being borne by Bausch & Lomb. Bausch & Lomb will not seek reimbursement for such expenses from Wesley Jessen. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $[ ] million in addition to the fees of UBS Warburg described above. Total costs incurred to date in furtherance of or in connection with these solicitations of proxies are approximately $____________.

                                OTHER INFORMATION

      Bausch & Lomb is a world leader in the development, manufacture and marketing of healthcare products for the eye. Our core businesses include soft and rigid gas permeable contact lenses, contact lens-care products, products for ophthalmic surgery and pharmaceutical products.

Founded in 1853, we have annual revenues of approximately $1.8 billion and employ approximately 12,000 people in 35 countries. Our products are available in more than 100 countries around the world. Our headquarters are in Rochester, New York. Dylan Acquisition Inc. is a newly-formed, wholly owned subsidiary of Bausch & Lomb which has conducted no operations other than in connection with the tender offer. The principal address of each of Bausch & Lomb and Purchaser is One Bausch & Lomb Place, Rochester New York 14604-2701.

      Bausch & Lomb is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Exchange Act, files reports and other documents with the SEC relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, (Suite 1400), Chicago, IL 60661. Copies of Bausch & Lomb's filings with the SEC should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains an Internet web site at http://www.sec.gov that should contain electronic copies of Bausch & Lomb's filings with the SEC. Copies of Bausch & Lomb's filings with the SEC should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

      Certain information about the directors and executive officers of Bausch & Lomb and Dylan Acquisition and certain employees and other representatives of Bausch & Lomb and Dylan Acquisition who may also assist MacKenzie Partners in soliciting proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Wesley Jessen common stock owned by Bausch & Lomb, such individuals and the Bausch & Lomb nominees and certain transactions between any of them and Wesley Jessen. Certain information regarding shares held by Wesley Jessen's directors, nominees, management and 5% stockholders is contained in the Wesley Jessen's proxy statement and is incorporated herein by reference.

      Information concerning shareholder proposals, including the deadline for submitting shareholder proposals for Wesley Jessen's next annual meeting, can be found in Wesley Jessen's proxy statement, dated May [__], 2000.

      Bausch & Lomb assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, Wesley Jessen's proxy statement or other public filings.

      PLEASE INDICATE YOUR SUPPORT OF THE BAUSCH & LOMB NOMINEES AND BY COMPLETING, SIGNING AND DATING THE ENCLOSED GREEN ANNUAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO BAUSCH & LOMB, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                                      BAUSCH & LOMB INCORPORATED



_____________, 2000

                                  SCHEDULE I


 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BAUSCH & LOMB, PURCHASER AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF BAUSCH & LOMB AND
                                   PURCHASER


      The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors and executive officers of Bausch & Lomb, (2) the directors and executive officers of Purchaser and (3) certain employees and other representatives of Bausch & Lomb or Purchaser who may participate in soliciting proxies from Wesley Jessen stockholders. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Bausch & Lomb. Unless otherwise indicated, the business address of each such person is c/o Bausch & Lomb, Inc., One Bausch & Lomb Place, Rochester, New York 14604-2701, and each such person is a citizen of the United States of America. Bausch & Lomb's telephone number is: (716) 338-6000.

                           DIRECTORS OF BAUSCH & LOMB

NAME                PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR EMPLOYMENT

Franklin E. Agnew    Director of The Prudential Insurance Company of
                     America and business consultant to private industry.

William M. Carpenter Chairman of Bausch & Lomb since January 1999; Chief
                     Executive Officer of Bausch & Lomb since 1997.

Ruth R. McMullin     Chairperson of trustees of Eagle-Picher Personal Injury
                     Settlement Trust.

Linda Johnson Rice   President and Chief Operating Officer of
                     Johnson Publishing Company since 1987.

Domenico De Sole     President and Chief Executive Officer of Gucci Group N.V.,
                     a multibrand luxury goods company, since 1995.

Kenneth L. Wolfe     Chairman and Chief Executive Officer of Hershey
                     Foods Corporation, a food products manufacturing firm, since 1994. Director of the Hershey Trust Company and
                     Carpenter Technology Corporation.

Jonathan S. Linen    Vice Chairman and member of the Office of the Chief
                     Executive of American Express Company, a diversified worldwide travel and financial services company, since
                     1993. Chairman of the board of trustees of the National
                     Urban League and member of the board of governors of the American Red Cross.

John R. Purcell      Chairman and Chief Executive Officer of Grenadier
                     Associates Ltd., a venture banking firm, since 1989.
                     Director of Omnicom Group, Inc., eLoyalty Corporation and
                     Journal Register Company.

Alvin W.             Director of the Oak Ridge National Laboratory, a
Trivelpiece, Ph.D.   multi-program science and energy research laboratory
                     managed by Lockheed Martin Energy Research Corporation for the U.S. Department of Energy, since 1989. President of
                     Lockheed Martin Energy Research Corporation since 1996.

William H. Waltrip   Chairman of the Board of Technology Solutions
                     Company, a systems integration company, since 1993.
                     Director of Teachers Insurance and Annuity Association and
                     Thomas & Betts Corporation.


                       EXECUTIVE OFFICERS OF BAUSCH & LOMB

NAME                  PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR EMPLOYMENT

William M. Carpenter  Chairman and
                      Chief Executive Officer

Carl E. Sassano       President and Chief Operating Officer

Dwain I. Hahs         Senior Vice President, Global Vision Care

Daryl M. Dickson      Senior Vice President, Human Resources

Hakan S. Edstrom      Senior Vice President and President, Global Surgical

Stephen C. McCluski   Senior Vice President, Chief Financial Officer

Thomas M.             Senior Vice President, Chief Technical Officer and
Riedhammer, Ph.D.     President, Global Pharmaceuticals

Robert B. Stiles      Senior Vice President and General Counsel

Jurij Z. Kushner      Vice President, Controller


                             DIRECTORS OF PURCHASER

NAME                PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR EMPLOYMENT

William M.          Chairman of the Board and Director.  Chairman and Chief
Carpenter           Executive Officer of Bausch & Lomb

Stephen C.          Director.  Senior Vice President, Chief Financial Officer
McCluski            of Bausch & Lomb

Carl E. Sassano     Director.  President and Chief Operating Officer of Bausch
                    & Lomb


                        EXECUTIVE OFFICERS OF PURCHASER

NAME                PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR EMPLOYMENT

Carl E. Sassano     President.  President and Chief Operating Officer of Bausch
                    & Lomb

Stephen C.          Vice President and Secretary.  Senior Vice President, Chief
McCluski            Financial Officer of Bausch & Lomb

Robert B. Stiles    Vice President and Secretary.  Senior Vice President and
                    General Counsel of Bausch & Lomb



        CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF BAUSCH & LOMB WHO
                 MAY ALSO ASSIST IN THE SOLICITATION OF PROXIES

                            PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR
                            EMPLOYMENT (UNLESS OTHERWISE INDICATED, ALL OF THE
                            REPRESENTATIVES NAMED BELOW ARE EMPLOYED BY BAUSCH
NAME                        & LOMB)
-----                       ----------------------------------------------------
Dwain L. Hahs               Senior Vice President - President - Global Vision
                            Care of Bausch & Lomb
Alan H. Farnsworth          Vice President - Business Development
Barbara M. Kelley           Vice President - Corporate Communications
Angela J. Panzarella        Vice President - Investor Relations
Alan P. Dozier              Vice President - North American Vision Care
Jurij Z. Kushner            Vice President and Controller
Alan H. Resnick             Vice President and Treasurer
Efrain Rivera               Vice President & Controller - Global Vision Care
Holly Houston               Director - Media Relations
Daniel Ritz                 Manager - Investor Relations
J. Richard Leaman, III (1)  Managing Director, UBS Warburg LLC
Thierry A. Lejas (1)        Executive Director, UBS Warburg LLC
Marc-Anthony Hourihan (1)   Director, UBS Warburg LLC

Joele Frank (2)             Managing Partner, Joele Frank, Wilkinson Brimmer
                            Katcher
Dan Katcher (2)             Partner, Joele Frank, Wilkinson Brimmer Katcher

(1) The principal business address of these individuals is: UBS Warburg LLC, 299 Park Avenue, 39th Floor, New York, NY 10171.
(2) The business address of these individuals is: Joele Frank, Wilkinson Brimmer Katcher, 551 Madison Avenue, New York, NY 10022

                                   SCHEDULE II

                   SHARES HELD BY WESLEY JESSEN'S DIRECTORS AND EXECUTIVE
                                    OFFICERS

      Based on Bausch & Lomb's review of Wesley Jessen's Proxy Statement dated May 18, 2000, to Bausch & Lomb's knowledge, the directors, director nominees and five most highly compensated executive officers of Wesley Jessen (and the directors and executive officers as a group) beneficially owned as of May 15, 2000, the following amounts of Wesley Jessen shares. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name. According to Wesley Jessen's Proxy Statement, beneficial ownership of the shares listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                 SHARES OF COMMON STOCK
                                                 ----------------------
                                                  NUMBER OF    PERCENT
NAME                                                SHARES    OF CLASS
----                                              ----------  ---------
Directors and Executive Officers:
Kevin J. Ryan(1)(2).............................  1,016,908     5.5%
Edward J. Kelley(3)..............................   171,213       *
Lawrence L. Chapoy(4)............................    75,718       *
Daniel M. Roussel(5).............................   167,703       *
Thomas F. Steiner(6).............................   101,249       *
Michael A. D'Amato(7)............................    10,667       *
Adam W. Kirsch(7)(8).............................   106,642       *
Sol Levine(7)....................................    25,677       *
John W. Maki(7)(8)...............................   106,642       *
John J. O'Malley(7)(8)...........................   106,642       *
Stephen G. Pagliuca(7)(8)........................   699,426     4.0%
All Directors and executive officers as a group
  (16 persons)(9)................................ 2,618,182    13.4%
5% Stockholders:
Putnam Investments, Inc.(10)....................  1,526,178     8.7%
  One Post Office Square
  Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(11)..............  1,471,600     8.3%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Suzanne Zak(12).................................  1,176,190     6.7%
  100 N. Sixth Street, Ste. 476A
  Minneapolis, Minnesota 55403
American Express Company(13)....................  1,202,911     6.8%
  200 Vesey Street
  New York, New York 10285
Ocular Sciences, Inc.(14).......................  3,506,397    19.9%
  475 Eccles Avenue South
  San Francisco, California 94080

----------
*   Represents less than one percent.
(1) The address of such person is c/o the Company, 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.
(2) Includes 969,850 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
(3) Includes 126,270 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000. Certain of Mr. Kelley's shares are held by an individual retirement account for his sole benefit.
(4) Includes 60,778 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
(5) Includes 155,140 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
(6) Includes 94,050 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
(7) Includes currently exercisable options to purchase 11,998 shares of Common Stock issued to Messrs. Kirsch, Maki, O'Malley and Pagliuca and currently exercisable options to purchase 10,667 shares of Common Stock issued to Messrs. D'Amato and Levine pursuant to the Director Option Plan.
(8) Includes, with respect to Messrs. Pagliuca, Kirsch, Maki and O'Malley, 44,240 shares of Common Stock held by BCIP Associates ("BCIP") and 50,404 shares held by BCIP Trust Associates, L.P. ("BCIP Trust"), as a result of each being a general partner of such entities. In addition, with respect to Mr. Pagliuca, includes 276,432 shares held by Bain Capital Fund IV, L.P. ("Fund IV") and 316,352 shares held by Bain Capital Fund IV-B, L.P. ("Fund IV-B"), as a result of Mr. Pagliuca being a Managing Director of the general partner of such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Messrs. Kirsch, Maki and O'Malley are no longer employed by Bain Capital.
(9) Includes an aggregate of 1,725,658 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000 held by the Directors and executive officers of the Company.
(10) Pursuant to an Amendment to Schedule 13G filed with the Commission on February 18, 2000: (i) Putnam Investments, Inc. ("PI") reported shared voting power with respect to 194,100 shares and shared dispositive power with respect to 1,526,178 shares; (ii) Putnam Investment Management, Inc. ("PIM") reported shared dispositive power with respect to 1,152,478 shares;
     (iii) The Putnam Advisory Company, Inc. ("PAC") reported shared voting power with respect to 194,100 shares and shared dispositive power with respect to 373,700 shares; (iv) Putnam Health Services Trust ("PHST") reported shared dispositive power with respect to 984,370 shares; and (v) Marsh & McLennan Companies, Inc. ("MMC"), as the parent holding company of PI, was listed as a reporting person in the Schedule 13G but did not report beneficial ownership with respect to any shares. The address for PIM, PAC and PHST is the same as the address for PI listed in the table above. The address for MMC is 1166 Avenue of the Americas, New York, New York 10036.
(11) Pursuant to a Schedule 13G filed with the  Commission on February 10, 2000,
     T. Rowe Price Associates, Inc. reported the sole power to vote 222,400 shares and the sole power to dispose of 1,471,600 shares and T. Rowe Price New Horizons Fund, Inc. (the "Horizons Fund") reported the sole power to vote 1,100,000 shares. The address for the Horizons Fund is the same as the address listed for T. Rowe Price Associates, Inc. in the table above.
(12) Pursuant to a Schedule 13G filed with the  Commission on February 12, 1999:
     (i) Suzanne Zak, the chief executive officer of Zak Capital, Inc. and the managing member of the general partner of Zak Minotaur Fund, L.P., reported the shared power to vote and to dispose of 1,176,190 shares; (ii) Zak Capital, Inc. reported the shared power to vote and to dispose of 1,150,490 shares; and (iii) Zak Minotaur Fund, L.P. reported the shared power to vote and to dispose of 25,700 shares. The ad-dress for Zak Capital, Inc. and Zak Minotaur Fund, L.P. is the same as the address listed for Suzanne Zak in the table above.
(13) Pursuant to a Schedule 13G filed with the Commission on February 8, 2000, American Express Company, in its capacity as a parent holding company, and American Express Financial Corporation ("AEFC"), as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported the shared power to vote of 754,170 shares and the shared power to dispose of 1,202,911 shares. The address for AEFC is IDS Tower 10, Minneapolis, Minnesota 55440.
(14) Pursuant to a Schedule 13D filed with the Commission on March 29, 2000, Ocular Sciences, Inc. ("OSI") reported beneficial ownership of 3,506,397 shares of Common Stock as a result of OSI holding an option that is exercisable under certain circumstances for an aggregate of 3,506,397 shares of Common Stock. The option was granted to OSI by the Company in connection with the execution of an Agreement and Plan of Merger, dated as of March 19, 2000, between the Company, OSI Acquisition Corp. and OSI.

                                  SCHEDULE III

                SHARES OF WESLEY JESSEN HELD BY BAUSCH & LOMB AND
               OTHER REPRESENTATIVES OF BAUSCH & LOMB AND CERTAIN
                   TRANSACTIONS BETWEEN THEM AND WESLEY JESSEN

      Other than as disclosed in this proxy statement, to the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, or the Bausch & Lomb nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2000 annual meeting.

      Other than as disclosed in this proxy statement, to the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, the Bausch & Lomb nominees, or any associates of the foregoing persons owns beneficially, directly or indirectly, or of record but not beneficially, any securities of Wesley Jessen, nor has any such persons purchased or sold any securities of Wesley Jessen within the past two years.

      Other than as disclosed in this proxy statement, to the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, or the Bausch & Lomb nominees owns beneficially, directly or indirectly, or of record but not beneficially, any securities of any parent or subsidiary of Wesley Jessen.

      Other than as disclosed in this proxy statement, to the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, or the Bausch & Lomb nominees is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Wesley Jessen, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

      To the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, the Bausch & Lomb nominees, or any associates or immediate family members of the foregoing persons have had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Wesley Jessen's last fiscal year, or any currently proposed transaction or series of similar transactions, to which Wesley Jessen or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

      Except as set forth in this proxy statement, to the knowledge of Bausch & Lomb, none of Bausch & Lomb, any of its directors or executive officers, any directors or executive officers of Purchaser, the employees and other representatives of Bausch & Lomb or Purchaser named in Schedule I, the Bausch & Lomb nominees, or any associates of the foregoing persons has any arrangement or understanding with any person or persons with respect to any future employment by Wesley Jessen or its affiliates or with respect to any future transactions to which Wesley Jessen or any of its affiliates will or may be a party.

      To the knowledge of Bausch & Lomb, there are no material proceedings in which any of the Bausch & Lomb nominees or any of their associates are a party adverse to Wesley Jessen or any of its subsidiaries, or proceedings in which such nominees or associates have a material interest adverse to Wesley Jessen or any of its subsidiaries. To the knowledge of Bausch & Lomb, no occupation or employment was carried on by any of the Bausch & Lomb nominees with Wesley Jessen or any corporation or organization which is or was a parent, subsidiary or other affiliate of Wesley Jessen and none of the Bausch & Lomb nominees has ever served on Wesley Jessen's Board of Directors. There exist no family relationships among the Bausch & Lomb nominees or between any of the Bausch & Lomb nominees and any director or executive officer of Wesley Jessen.

      Each of the Bausch & Lomb nominees has executed a consent to serve as a director, if elected. From 1989 to 1998, Mr. Balderston was a director of Bausch & Lomb.

      Other than as disclosed in this proxy statement, to the knowledge of Bausch & Lomb, there are no arrangements or understandings between any of the Bausch & Lomb nominees and any other party pursuant to which any such nominee was or is to be selected as a director or nominee.

      To the knowledge of Bausch & Lomb, none of the Bausch & Lomb nominees, their immediate family members, any corporation or organization of which any of the Bausch & Lomb nominees is an executive officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, or any trust or other estate in which any of the Bausch & Lomb nominees has a substantial beneficial interest or serves as a trustee or in a similar capacity, has been indebted to Wesley Jessen or its subsidiaries at any time since the beginning of Wesley Jessen's last fiscal year, in an amount in excess of $60,000.

      To the knowledge of Bausch & Lomb, none of the Bausch & Lomb nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of Wesley Jessen, or is subject to any arrangement described in Item 402 of Regulation S-K. Other than as set forth above, Bausch & Lomb is not aware of any other arrangements pursuant to which any director of Wesley Jessen was to be compensated for services during Wesley Jessen's last fiscal year.

      None of the Bausch & Lomb nominees were involved in any of the events described in Item 401(f) of Regulation S-K. To the knowledge of Bausch & Lomb, none of the relationships regarding the Bausch & Lomb nominees described under
Item 404(b) of Regulation S-K exist or have existed during Wesley Jessen's last fiscal year. To the knowledge of Bausch & Lomb, there are no relationships involving any of the Bausch & Lomb nominees or any of their associates, that would have required disclosure under Item 402(j) of Regulation S-K had the Bausch & Lomb nominees been directors of Wesley Jessen.

                           [FORM OF GREEN PROXY CARD]
                     PRELIMINARY COPY--SUBJECT TO COMPLETION


                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF STOCKHOLDERS
                WESLEY JESSEN VISIONCARE, INC. ("WESLEY JESSEN")

                                  JUNE 23, 2000


------------------------------------------------------------------------------

THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED BY THIS PROXY.

------------------------------------------------------------------------------

THE UNDERSIGNED HEREBY APPOINTS EACH OF ALAN H. FARNSWORTH, ROBERT B.STILES AND DANIEL BURCH AS PROXIES, EACH WITH THE POWER TO APPOINT A SUBSTITUTE, TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE SHARES OF COMMON STOCK OF WESLEY JESSEN WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 2000 ANNUAL MEETING OF WESLEY JESSEN'S STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. SHOULD SUCH OTHER PROPOSALS BE BROUGHT BEFORE THE ANNUAL MEETING, THE PROXIES INTEND TO ABSTAIN FROM VOTING ON SUCH PROPOSALS UNLESS SUCH PROPOSALS ADVERSELY AFFECT THE INTERESTS OF BAUSCH & LOMB AS DETERMINED BY BAUSCH & LOMB IN ITS SOLE DISCRETION, IN WHICH EVENT SUCH PERSONS WILL VOTE ON SUCH PROPOSALS AT THEIR DISCRETION.
 ------------------------------------------------------------------------------

Please mark your vote as in this example: |X|



                                 PROPOSAL I



Election of William Balderston III, Joseph P. Clayton and Charles I. Plosser as class III directors whose terms expire at the annual meeting of stockholders in 2003.

 | |    FOR all nominees

 | |    WITHHOLD authority for all nominees

 | | FOR all nominees listed hereon, except vote withheld from the following nominees:

       --------------------------------------------------------------------



------------------------------------------------------------------------------



                                 PROPOSAL II

 Ratify the appointment of PricewaterhouseCoopers LLP as the independent accounts of Wesley Jessen for the 2000 fiscal year.


      | | FOR.                   | | AGAINST               | | ABSTAIN


------------------------------------------------------------------------------



This Proxy, when properly executed and dated, will be voted in the manner marked herein by the undersigned stockholder. If no marking is made, this Proxy will be deemed to be a direction to vote FOR the three Bausch & Lomb nominees and FOR Proposal II.

------------------------------------------------------------------------------

                                  Please sign exactly as name appears on this
                                  Proxy:



                                  ----------------------------------------
                                               (Signature)

                                  ----------------------------------------
                                        (Signature, if held jointly)

                                  ----------------------------------------
                                                 (Title)

                                  Dated: __________________________________

                                  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------------------------------